Exhibit 22

Subsidiary Issuers of Guaranteed Securities

Affiliated Managers Group, Inc. (“AMG”) fully and unconditionally guarantees, on a subordinated basis, payments of distributions and other amounts due on the 5.15% junior convertible trust preferred securities issued by AMG Capital Trust II, a Delaware statutory trust and a wholly owned finance subsidiary of AMG. The trust preferred securities are registered with the Securities and Exchange Commission under a Registration Statement on Form S-3 (File No. 333-148030-01).